UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2006

FEDERAL HOME LOAN BANK OF BOSTON

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue

Boston, MA 02199

(Address of principal executive offices, including zip code)

(617) 292-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is filed to amend and restate in its entirety Item 5.02 of the Current Report on Form 8-K filed by the Federal Home Loan Bank of Boston on October 23, 2006, in order to correctly state the expiration of Mr. Edwards’ term as a director. The original disclosure indicated that the term would conclude on December 31, 2009. The correct expiration date for this appointment is December 31, 2008.

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Federal Home Loan Bank of Boston (the Bank) received notice on October 18, 2006, from Michael Edwards regarding his intention to accept an appointment to the board of directors of the Bank, effective January 1, 2007, and expiring on December 31, 2008. Board committee appointments were not designated at this time.

Mr. Edwards is group executive vice president and treasurer of Citizens Bank of Rhode Island. He also serves as group executive vice president and treasurer of Citizens Financial Group, Inc., the holding company of Citizens Bank.

The Bank’s regulator, the Federal Housing Finance Board (Finance Board), redesignated a Connecticut directorship to Rhode Island effective January 1, 2007. Under section 915 of Finance Board regulations, the Finance Board may eliminate any stock directorship or redesignate it to represent members in another state. As part of its annual designation, the Finance Board redesignated one of the two existing Connecticut seats, creating a second Rhode Island seat in response to an increase in the proportionate shareholdings of the Bank’s Rhode Island members. A redesignated directorship must be filled through an appointment by the Bank’s board of directors. The appointment of Mr. Edwards fills the second Rhode Island directorship. With two years remaining in the term of this redesignated directorship, Mr. Edwards’ term concludes on December 31, 2008.

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Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston

Date: December 6, 2006	By:	/s/ Earl W. Baucom
Earl W. Baucom
Senior Vice President and Chief Accounting Officer

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